EXHIBIT 5.1

WILSON SONSINI GOODRICH &ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

November 14, 2003

Align Technology, Inc.

881 Martin Avenue

Santa Clara, California 95050

Ladies and Gentlemen:

We have examined the Amendment No. 1 to the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on November 14, 2003 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 9,578,943 shares of your common stock (the “Shares”), all of which are authorized and have been previously issued in connection with your private placement of such shares to a group of institutional investors led by existing stockholders (whose stockholders are herein referred to as the “selling stockholders”). The Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati